FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Hastings Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

May 21, 2010

Item 3.	News Release

The date of the material change report issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change report disclosed in this report is May 21, 2010.  The material change report was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that Karl Hanneman has joined the Issuer as Project Manager for the Livengood Gold Project, Alaska.

Item 5.	Full Description of Material Change

The Issuer reports that Karl Hanneman has joined the Issuer as its Livengood Project Manager.  Reporting to the President and CEO, Mr. Hanneman will be responsible for management and technical direction of all activities related to permitting and development of the Livengood Project.  Mr. Hanneman, who has over 30 years of Alaska-based mining industry experience, most recently played a key role on the team that worked to resolve the permit issues at the Red Dog Mine, and previously held a lead role in the development and permitting of the Pogo Gold Mine, both in Alaska.

Mr. Hanneman has spent the past 12 years working for Teck Resources Limited primarily focused on project development and permitting in Alaska.  From 1998 to 2004 he served as Alaska Regional Manager during the exploration, development, and permitting of the Pogo Gold Mine and most recently was Director, Corporate Affairs, serving as the senior corporate representative in Alaska for Teck, providing strategic guidance on governmental, regulatory, permitting, and community issues related to the Red Dog Mine.  Mr. Hanneman has led or participated in a number of industry and State of Alaska sponsored organizations, including: Alaska Minerals Commission, Council of Alaska Producers, Resource Development Council and the Alaska Miners Association.  Mr. Hanneman holds a BSc. (Honours) degree in Mining Engineering from the University of Alaska.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for a production decision, or any subsequent production, at the Livengood project, business and financing plans and business trends, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Issuer may produce or plan to produce, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s Annual Information Form filed with certain securities commissions in Canada and the Issuer’s annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

May 31, 2010